Exhibit 3.1

ALTISOURCE ASSET MANAGEMENT CORPORATION
_____________________________________
CERTIFICATE OF DESIGNATIONS
Pursuant to Sections 91-97 of the General
Corporation Law of the U.S. Virgin Islands
_____________________________________
Series A Convertible Preferred Stock
(Par Value $0.01 Per Share)

Altisource Asset Management Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the U.S. Virgin Islands (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Articles of Incorporation of the Corporation filed with the Office of the Lieutenant Governor, Division of Corporations and Trademarks, on December 4, 2012 (as amended from time to time, the “Articles of Incorporation”) which authorizes the issuance, by the Corporation, in one or more series of up to 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Sections 91-97 of the General Corporation Law, the Board of Directors on March 12, 2014 duly adopted the following resolutions:
RESOLVED, that the undersigned hereby approve issuance of up to 250,000 shares of Preferred Stock having the rights, restrictions, privileges and preferences as set forth in the Certificate of Designations; and
FURTHER RESOLVED, that the Board of Directors and Officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to issue said Preferred Stock in accordance with the Certificate of Designations, and to take any and all action appropriate or advisable in order to carry out the purpose and intent of the foregoing resolutions and to effectuate the transactions authorized hereby;
The powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred are hereby fixed in this Certificate of Designations as follows (certain terms used herein being defined in Section 2 hereof):

1.	General.
(a)    The shares of such series shall be designated the Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”).
(b)    Each Series A Preferred Share shall be identical in all respects with the other Series A Preferred Shares.
(c)    The number of Series A Preferred Shares shall initially be 250,000. Series A Preferred Shares that have been issued and reacquired in any manner by the Corporation, including in connection with a conversion into Common Shares, shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to class or series.
(d)    No fractional Series A Preferred Shares shall be issued.
2.     Certain Definitions. As used herein, the following terms shall have the following meanings:
“19.9% Share Cap” shall have the meaning set forth in Section 7(b).
“Additional Shares” shall have the meaning set forth in Section 6(e).

“Adjustment Price” shall have the meaning set forth in Section 6(e).
“Articles of Incorporation” shall have the meaning set forth in the introductory paragraph of this Certificate of Designations.
“Board of Directors” shall have the meaning set forth in the introductory paragraph of this Certificate of Designations.
“Business Day” shall mean any day other than Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
“Change in Control” shall mean:

(x)
any consolidation or merger of the Corporation other than any such consolidation or merger that results in the holders of all classes of the Corporation’s voting equity securities immediately prior to such transaction owning, directly or indirectly, as a result of such merger or consolidation, more than 50% of the surviving corporation or transferee or the parent thereof immediately after such event; or

(y)	any sale or transfer of all or substantially all of the assets of the Corporation and its subsidiaries, on a consolidated basis, to another person that is not an affiliate of the Corporation;
provided that any such transaction described in clause (x) or (y) effected solely to change the Corporation’s jurisdiction of incorporation or to form a holding company for the Corporation and that results in a share exchange or reclassification or similar exchange of the outstanding Common Shares solely into common shares of the surviving entity shall not constitute a “Change in Control.”
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended (or any successor statute) and as applicable to the U.S. Virgin Islands pursuant to the Naval Services Appropriation Act of July 12, 1921, 48 U.S.C. § 1397.
“Common Shares” shall mean the shares of Common Stock, par value $0.01 per share, of the Corporation, subject to the provisions of Section 6(f).
“Common Share Events” shall have the meaning set forth in Section 6(e)(i).
“Constituent Person” shall have the meaning set forth in Section 6(f).
“Continuation Right” shall have the meaning set forth in Section 4(b).
“Conversion Price” shall mean $1,250 as such amount may be adjusted pursuant to Section 6 hereof.
“Corporation” shall have the meaning set forth in the introductory paragraph of this Certificate of Designations.
“Corporation Redemption Date” shall have the meaning set forth in Section 5(a).
“Corporation Redemption Notice” shall have the meaning set forth in Section 5(a).
“Current Market Price” shall mean, with respect to the Common Shares, on any date specified herein, the average of the Market Price during the period of the most recent ten (10) consecutive Trading Days ending on such date.
“Exchange Act” means the Securities Exchange Act of 1934, and any statute successor thereto, in each case as amended from time to time.
“General Corporation Law” shall have the meaning set forth in the introductory paragraph of this Certificate of Designations.
“holder” of Series A Preferred Shares shall mean the stockholder in whose name such Series A Preferred Shares are registered in the stock books of the Corporation.
“Holder Conversion Election Date” shall have the meaning set forth in Section 6(b)(i).

“Holder Conversion Election Notice” shall have the meaning set forth in Section 6(b)(i).
“Holder Redemption Date” shall have the meaning set forth in Section 5(b).
“Holder Redemption Notice” shall have the meaning set forth in Section 5(b).
“Issue Date” shall mean the first date on which any Series A Preferred Shares are issued and sold.
“Junior Shares” shall have the meaning set forth in Section 9(b).
“Liquidation” shall mean (A) a dissolution or winding up of the Corporation, whether voluntary or involuntary, or (B) a Change in Control.
“Liquidation Preference” shall have the meaning set forth in Section 4(a).
“Mandatory Redemption Date” shall mean March 15, 2044.
“Market Price” shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE MKT or, if the Common Shares are not listed or admitted for trading on NYSE MKT, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over‑the‑counter market, as reported by the principal automated quotation system that may then be in use or, if the Common Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.
“Merger Liquidation” shall have the meaning set forth in Section 4(b).
“NYSE MKT” shall mean the NYSE MKT LLC.
“Non-Electing Share” shall have the meaning set forth in Section 6(f).
“Optional Conversion” shall have the meaning set forth in Section 6(a)(i).
“Optional Conversion Right” shall have the meaning set forth in Section 6(a)(i).
“Parity Shares” shall have the meaning set forth in Section 9(a).
“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.
“Preferred Stock” shall have the meaning set forth in the introductory paragraph of this Certificate of Designations.
“Purchase Agreement” means that certain Purchase Agreement, dated March 13, 2014 to be entered into between the Corporation, and certain holders, pursuant to which Series A Preferred Shares will be sold to such holders.
“Redemption Date” shall mean March 15, 2020 and each successive five year anniversary of March 15, 2020.
“Redemption Price” shall mean the product of (a) the number of Series A Preferred Shares held by a holder of Series A Preferred Shares and (b) the Liquidation Preference.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities” shall have the meaning set forth in Section 6(e)(iii).

“Series A Preferred Shares” shall have the meaning set forth in Section 1.
“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
“Shares” shall mean the total number of shares of stock that the Corporation shall have authority to issue pursuant to Article IV of the Articles of Incorporation.
“Spin-Off” shall have the meaning set forth in Section 6(e)(iii).
“Stock Price” shall mean, with respect to any Liquidation, the Current Market Price of the Common Shares on the Trading Day preceding the date on which such Liquidation occurs or becomes effective.
“Trading Day” shall mean any day on which the securities in question are traded on the NYSE MKT or, if such securities are not listed or admitted for trading on the NYSE MKT , on the principal national securities exchange on which such securities are listed or admitted for trading.
“Trading Market” shall mean whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Shares are listed or quoted for trading on the date in question.
“Transaction” shall have the meaning set forth in Section 6(f).
“Valuation Period” shall have the meaning set forth in Section 6(e)(iii).
3.     Dividends.
    The holders of Series A Preferred Shares shall have no right to receive dividends thereon.

4.	Liquidation Preference.
(a)    In the event of any Liquidation (other than a Liquidation arising as a result of the occurrence of a Change in Control pursuant to which a holder shall have exercised its Continuation Right as set forth in Section 4(b)), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of Junior Shares, the holders of Series A Preferred Shares shall be entitled to receive an amount in cash equal to the greater of:

(i)
$1,000 per Series A Preferred Share (the “Liquidation Preference”) plus the aggregate amount of cash that such holder would have received had it owned a number of Common Shares equal to the Liquidation Preference per Series A Preferred Share divided by the Conversion Price in effect on each ex-dividend date with respect to the payment of cash dividends (exclusive of any adjustments to such Conversion Price pursuant to Section 6(e)(iv) hereof) from the Issue Date through such Liquidation; and

(ii)	an amount per Series A Preferred Share equal to

(x)	the number of Common Shares of the Corporation issuable upon conversion of such Series A Preferred Share at the Conversion Price in effect immediately prior to such Liquidation
- multiplied by -

(y)	the Stock Price for such Liquidation.

Until the holders of the Series A Preferred Shares have been paid the amount specified in the first sentence of this Section 4(a) in full, no payment will be made to any holder of Junior Shares upon Liquidation. If, upon any such Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and such other Parity Shares ratably in accordance with the amounts that would be payable on such Series A Preferred Shares and such other Parity Shares if all amounts payable thereon were paid in full.
(b)    In connection with a Merger Liquidation (as defined below), each holder of Series A Preferred Shares shall have the right (a “Continuation Right”) to elect, by delivering written notice to the Corporation not less than ten (10) Business Days prior to the Merger Liquidation, to require the Corporation to make provision for the Series A Preferred Shares to be assumed by the surviving entity as described in Section 6(f); provided, however, notwithstanding the election by any of the holders of the Series A Preferred Shares of the Continuation Right, the Corporation shall have the right, in connection with any Merger Liquidation, to elect, by delivering written notice to the holders of Series A Preferred Shares at any time prior to the Merger Liquidation, to redeem any or all of the outstanding Series A Preferred Shares for an amount per Series A Preferred Share equal to the amount specified in Section 4(a). A “Merger Liquidation” shall be a Liquidation occurring as a result of a Change in Control described in clause (x) of the definition of the term Change in Control (after giving effect to any exceptions to or exclusions from such definition) that also constitutes a Transaction within the meaning of Section 6(f) hereof.
Upon a merger or consolidation of the Corporation with one or more entities that are affiliates of the Corporation, the Corporation shall make provision for the Series A Preferred Shares to be assumed by the surviving entity as described in Section 6(f).
(c)    Notice of any Liquidation shall be given by mail, postage prepaid, not less than 30 days prior to the distribution or payment date stated therein, to each holder of record of Series A Preferred Shares appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall state a distribution or payment date, the amount to be paid pursuant to Section 4(a) and the place where the such amount shall be distributable or payable.
(d)    After the payment in cash to the holders of Series A Preferred Shares of the full amount specified in the Section 4(a) with respect to outstanding Series A Preferred Shares, the holders of outstanding Series A Preferred Shares shall have no right or claim, based on their ownership of Series A Preferred Shares, to any of the remaining assets of the Corporation. Subject to the rights of the holders of any Parity Shares, upon any Liquidation of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares and any Parity Shares shall not be entitled to share therein.

5.	Redemption.
(a)    The Corporation, at its option, shall have the right to redeem all of the Series A Preferred Shares by providing written notice to each holder within fifteen (15) Business Days (but not more than thirty (30) Business Days) prior to a Redemption Date of its intent to redeem the Series A Preferred Shares on such Redemption Date (each, a “Corporation Redemption Notice”) which will specify the date set for such redemption, which date shall be no more than thirty (30) days after the Corporation Redemption Notice (the “Corporation Redemption Date”). The Corporation shall redeem for cash on the Corporation Redemption Date, out of funds legally available therefor, all, but not less than all, of the outstanding Series A Preferred Shares held by such holder at an amount equal to the Redemption Price.
(b)    Each holder, at its option, shall have the right, in its sole discretion, to require the Corporation to redeem all of its outstanding Series A Preferred Shares by providing written notice to the Corporation within fifteen (15) Business Days (but not more than thirty (30) Business Days) prior to a Redemption Date of its intent to cause the Corporation to redeem such holder’s Series A Preferred Shares on such Redemption Date (each, a “Holder Redemption Notice”) which will specify (i) the name of the holder delivering such Holder Redemption Notice and (ii) that such holder is exercising its option, pursuant to this Section 5, to require the Corporation to redeem shares of Series A Preferred Shares held by such holder. The Corporation shall, within fifteen (15) Business Days of receipt of such Holder Redemption Notice, deliver to the holder exercising its rights to require redemption of the Series A Preferred Shares a notice specifying the date set for such redemption, which date shall be no more than thirty (30) Business Days after the Holder Redemption Notice (the "Holder Redemption Date"). The Corporation shall redeem for cash on the Holder Redemption Date, out of funds legally available therefor, all, but not less than all, of the outstanding Series A Preferred Shares held by such holder at an amount equal to the Redemption Price.

(c)    The Corporation shall redeem for cash on the Mandatory Redemption Date, out of funds legally available therefor, all, but not less than all, of the outstanding Series A Preferred Shares held by all holders at an amount equal to the Redemption Price.
(d)    In the case of any redemption pursuant to this Section 5, unless the Corporation defaults in the payment in full of the Redemption Price, all rights of the holders of the shares of Series A Preferred Shares subject to such redemption by reason of their ownership of such shares shall cease on such Redemption Date, except the right to receive the Redemption Price on surrender to the Corporation of the certificates representing such Series A Preferred Shares. After the applicable Redemption Date, the Series A Preferred Shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.
(e)    Any Series A Preferred Shares redeemed by the Corporation pursuant to this Section 5 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

6.	Conversion.
(a)    Subject to the terms and conditions contained in this Section 6, the Series A Preferred Shares shall be convertible as follows:
(i)    from and after the Issue Date, the holders of Series A Preferred Shares shall have the right, at their option (the “Optional Conversion Right”), to require the Corporation to convert some or all of their Series A Preferred Shares as set forth in the Holder Conversion Election Notice (as defined below) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference of such specified Series A Preferred Shares by the Conversion Price then in effect (each an “Optional Conversion”); and
(b)    Any Optional Conversion shall be subject to the following terms and conditions, as applicable:
(i)    In order to exercise the Optional Conversion Right, the holder of Series A Preferred Shares shall send a written notice to the Corporation (the “Holder Conversion Election Notice”) stating that the holder thereof has elected to convert Series A Preferred Shares (the date of such written notice, the “Holder Conversion Election Date”). The Holder Conversion Election Notice shall also state the number of Series A Preferred Shares such holder wishes to convert and the number of Common Shares to be issued by the Corporation to such holder pursuant to the Optional Conversion. The holder of Series A Preferred Shares shall include with the Holder Conversion Election Notice, the certificate or certificates representing the Series A Preferred Shares to be converted duly endorsed or assigned to the Corporation or in blank. As promptly as practicable, but in no event later that fifteen (15) Business Days, following receipt of a Holder Conversion Election Notice and the certificate or certificates representing the Series A Preferred Shares to be converted, the Corporation shall (or cause a transfer agent for the Common Shares to) issue and shall deliver, a certificate or certificates for the number of full Common Shares issuable upon such Optional Conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(d), to the Person or Persons entitled to receive the same. If fewer than all the Series A Preferred Shares represented by a certificate are converted pursuant to a Holder Conversion Election Notice, upon such conversion the Corporation shall (or cause a transfer agent for the Series A Preferred Shares to) also issue and deliver to the holder of Series A Preferred Shares a new certificate representing the Series A Preferred Shares not so converted.
(ii)    Unless the Common Shares issuable on an Optional Conversion are to be issued in the same name as the name in which such Series A Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).
(c)    Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the Holder Conversion Election Date and the Person or Persons in whose name or names any Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open.
(d)    No fractional shares or scrip representing fractions of Common Shares, shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Shares, that would otherwise be deliverable upon the conversion of a Series A Preferred Share, the Corporation shall pay to the holder of such Series A Preferred Share an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the Holder Conversion Election Date. If more than one Series A Preferred Share shall be converted at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.
(e)    The Conversion Price shall be adjusted from time to time as follows:

(i)
If the Corporation exclusively issues Common Shares as a dividend or distribution on all the Common Shares, or if the Corporation effects a share split or share combination, the Conversion Price will be adjusted based on the following formula:

CP1 = CP0 x	OS0
OS1
where,

CP0 =
the Conversion Price in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CP1 =	the Conversion Price in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =
the number of the Corporation’s Common Shares outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of the Corporation’s Common Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.
Any adjustment made under this subparagraph (i) of Section 6(e) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this subparagraph (i) of Section 6(e) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(ii)
If the Corporation issues to all holders of the Common Shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the date of such issuance, to subscribe for or purchase Common Shares, at a price per share less than the Current Market Price as of the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Price will be decreased based on the following formula:

CP1 = CP0 x	OS0 + Y
OS0 + X
where,

CP0 =	the Conversion Price in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CP1 =	the Conversion Price in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of Common Shares outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y =
the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any decrease in the Conversion Price made pursuant to this subparagraph (ii) Section 6(e) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or Common Shares are not delivered upon the expiration of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Shares actually delivered. If such rights, options or warrants are not so issued, or if such rights, options or warrants are not exercised prior to their expiration, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such ex-dividend date for such issuance had not occurred.
In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at a price per share less than such Current Market Price as of the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(iii)
If the Corporation distributes shares of its capital stock, evidences of its indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its capital stock or other securities, to all holders of the Common Shares, excluding:

(x)	dividends or distributions, rights options or warrants as to which an adjustment was effected pursuant to subparagraphs (i) and (ii) of Section 6(e);

(y)	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to subparagraph (iv) of Section 6(e); and

(z)	Spin-Offs as to which the provisions set forth below in this subparagraph (iii) shall apply;
then the Conversion Price shall be decreased based on the following formula:

CP1 = CP0 x	SP0 - FMV
SP0
where,

CP0 =	the Conversion Price in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the Conversion Price in effect immediately after the open of business on such ex-dividend date;

SP0 =	the Current Market Price of the Common Shares as of the Trading Day immediately preceding the ex-dividend date for such distribution; and

FMV =
the fair market value (as determined by the Board of Directors, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of the Corporation or rights, options or warrants to acquire the Corporation’s capital stock or other securities distributed with respect to each outstanding Common Share on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder shall receive, in respect of each Series A Preferred Share it holds, at the same time and upon the same terms as holders of the Common Shares, the amount and kind of the Corporation’s capital stock, evidences of the Corporation’s indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire the Corporation’s capital stock or other securities that such holder would have received as if such holder owned a number of Common Shares equal to the Liquidation Preference per Series A Preference Share divided by the Conversion Price in effect on the ex-dividend date for the distribution.
Any decrease in the Conversion Price made under the preceding paragraph of this subparagraph (iii) will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.
With respect to an adjustment pursuant to this subparagraph (iii) where there has been a payment of a dividend or other distribution on the Common Shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary of the Corporation or other business unit of the Corporation, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a United States national securities exchange (a “Spin-Off”), the Conversion Price will be adjusted based on the following formula:

CP1 = CP0 x	MP0
FMV0 + MP0
where,

CP0 =	the Conversion Price in effect immediately prior to the open of business on the ex-dividend date for such Spin-Off;

CP1 =	the Conversion Price in effect immediately after the open of business on the ex-dividend date for such Spin-Off;

FMV0 =
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the first 10 consecutive Trading Day period after, and including, the effective date of the Spin-Off (the “Valuation Period”); and

MP0 =	the average of the Current Prices of the Common Shares over the Valuation Period.
The adjustment to the applicable Conversion Price under the preceding paragraph of this subparagraph (iii) will be made immediately after the open of business on the day after the last Trading Day of the Valuation Period, but will be given effect as of the open of business on the ex-dividend date for the Spin-Off. For purposes of determining the applicable Conversion Price, in respect of any conversion during the 10 Trading Days commencing on the ex-dividend date for any Spin-Off, references within the portion of this subparagraph (iii) related to “Spin-Offs” to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the ex-dividend date for such Spin-Off to, and including, the relevant date of conversion.
The occurrence of a distribution or the occurrence of any other event as a result of which holders of Series A Preferred Shares shall not be entitled to receive rights, including exchange rights (the “Rights”), pursuant to any stockholders protective rights agreement (the “Agreement”) that may be adopted by the Corporation as if such holders had converted such shares into Common Shares immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Securities for the purposes of any Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Conversion Price adjustment pursuant to this Section 6; provided, however, that in lieu of any adjustment to the Conversion Price as a result of any such a distribution or occurrence, the Corporation shall make provision so that Rights, to the extent issuable at the time of conversion of any Series A Preferred Shares into Common Shares, shall issue and attach to such Common Shares then issued upon conversion in the amount and manner and to the extent and as provided in the Agreement in respect of issuances at the time of Common Shares other than upon conversion.

(iv)	If any cash dividend or distribution is made to all holders of Common Shares, the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x	(SP0 - C)
SP0
where,

CP0 =	the Conversion Price in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CP1 =	the Conversion Price in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the Market Price of the Common Shares on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share that the Corporation distributes to holders of Common Shares.
If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease to the Conversion Price, each holder shall receive, for each Series A Preferred Share it holds, at the same time and upon the same terms as holders of Common Shares, the amount of cash that such holder would have received if such holder had owned a number of Common Shares equal to the Liquidation Preference per Series A Preferred Share divided by the Conversion Price in effect on the ex-dividend date for such cash dividend or distribution.
Any decrease in the Conversion Price pursuant to this subparagraph (iv) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v)
If, at any time or from time to time after the Issue Date, the Corporation issues or sells any Common Shares (other than in connection with any underwritten public offering and other than issuances to unaffiliated third parties for a business combination on an arm’s-length basis) (“Additional Shares”) for a cash consideration per share that is less than the Current Market Price on the Trading Day immediately preceding the earlier of the issuance or sale, or public announcement of the issuance or sale, of such Additional Shares, then the Conversion Price shall be reduced in accordance with the following formula:

CP1 = CP0 x	(OS0 x AP) + AC
(OS0 +AS) x AP
where,

CP1 =	the Conversion Price in effect at the close of business on the date of such issuance or sale of the Additional Shares;

CP0 =	the Conversion Price in effect immediately prior to the close of business on the date of such issuance or sale;

OS0 =	the number of Common Shares outstanding immediately prior to such issuance or sale;

AP =	the Current Market Price on the Trading Day preceding the earlier of the issuance or sale or public announcement of the issuance or sale of such Additional Shares;

AC =	the aggregate cash consideration receivable by the Corporation for the total number of Common Shares so issued or sold; and

AS =	the number of Additional Shares issued or sold.
An adjustment made pursuant to this subparagraph (v) shall be made on the next Business Day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

(vi)
No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section

6 (other than this subparagraph (vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares.
Notwithstanding any other provisions of this Section 6, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan.
All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.
Anything in this paragraph (e) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (e), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.
(f)    If the Corporation becomes party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self-tender offer for all or substantially all Common Shares outstanding, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Shares but excluding any Common Share Events (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this paragraph (f) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares).
The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (f), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares that will contain provisions enabling the holders of the Series A Preferred Shares that remain outstanding after such Transaction to convert their Series A Preferred Shares into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (f) shall similarly apply to successive Transactions.
(g)    If:
(i)    the Corporation declares a dividend (or any other distribution) on the Common Shares (other than in cash out of assets, based on a fair valuation of assets, in excess of the sum of the liabilities of the Corporation and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution); or
(ii)    the Corporation grants to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants (other than Rights to which the last paragraph of subparagraph (e)(iii) of this Section 6 applies); or
(iii)    there shall occur any reclassification of the Common Shares (other than an event to which subparagraph (e)(i) of this Section 6 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self-tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any stockholders of the Corporation is required; or
(iv)    there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the Corporation shall cause to be prepared and delivered to the holders of the Series A Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, self-tender offer, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, self-tender offer, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.
(h)    Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly prepare and deliver to the holders of the Series A Preferred Shares a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Corporation shall mail such notice and such certificate to the holders of each Series A Preferred Share at such holder’s last address as shown on the stock records of the Corporation.
(i)    In any case in which paragraph (e) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (d) of this Section 6.
(j)    There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.
(k)    If the Corporation takes any action affecting the Common Shares, other than action described in this Section 6, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.
(l)    The Corporation will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted. For purposes of this paragraph (l), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.
(m)    Any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series A Preferred Shares, the Corporation shall take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price. The Corporation shall endeavor to list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

(n)    The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

7.	Ownership Limits; Exchange Cap
(a)    Notwithstanding any other provision contained herein or in the Charter, in no event will any holder of Series A Preferred Shares be allowed to accept an aggregate number of Common Shares (taking into account Common Shares obtained upon conversion of the Series A Preferred Shares or otherwise) that, when taken together with the Common Shares of the Corporation beneficially owned by such holder and any affiliates of such holder, collectively exceeds 9.9% of the Common Shares of the Corporation outstanding on the Trading Day immediately preceding the Holder Conversion Election Date (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like). Each holder of Series A Preferred Shares, on one hand, and the Corporation, on the other hand, agree that this provision is for the benefit of the holder of Series A Preferred Shares and may be waived by such holder of Series A Preferred Shares on 65 days’ notice to the Corporation.
(b)    In no event will the aggregate number Common Shares issued pursuant to the Purchase Agreement and upon conversion of the Series A Preferred Shares issued pursuant to the Purchase Agreement exceed 19.9% of the number of Common Shares outstanding on the Trading Day immediately preceding the date of the Purchase Agreement (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like) (the “19.9% Share Cap”), unless the issuance of Common Shares in excess of the 19.9% Share Cap is duly approved in advance by the holders of Common Shares in accordance with Section 713 of the NYSE MKT Rules.

8.	Voting.
(a)    Except as otherwise set forth herein or otherwise required by applicable law, the Series A Preferred Shares shall not have any voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.
(b)    So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by the Articles of Incorporation, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of Series A Preferred Shares, and at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation, including the terms of the Series A Preferred Shares, that materially and adversely affects the voting powers, rights or preferences of the Series A Preferred Shares.
(c)    For purposes of this Section 8, each Series A Preferred Share shall have one (1) vote per share.

9.	Rank.
Any class or series of shares of capital stock of the Corporation shall been deemed to rank:
(a)    on a parity with the Series A Preferred Shares as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation preferences per share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other (“Parity Shares”); and
(b)    junior to the Series A Preferred Shares as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Shares or otherwise expressly designated as ranking junior to the Series A Preferred Shares (“Junior Shares”).
No class or series of shares of capital stock of the Corporation shall be deemed to rank prior or senior to the Series A Preferred Shares as to distribution of assets upon liquidation, dissolution or winding up.

10.	Record Holders.
The Corporation and any transfer agent and registrar may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and the Corporation and any transfer agent and registrar shall not be affected by any notice to the contrary.

11.	Reports to Holders.
So long as any Series A Preferred Shares remain outstanding, if the Corporation is not required to file information, documents or reports pursuant to either of Section 13 or Section 15(d) of the Exchange Act, the Corporation shall cause quarterly unaudited financial statements for the first three quarters of each fiscal year and audited financial statements and an opinion thereon by the Corporation’s independent certified public accountants to be mailed to each holder of record of Series A Preferred Shares appearing on the stock books of the Corporation as of the date of such mailing at the address of said holder shown therein within 45 or 75 days after the end of the applicable quarterly or annual period, respectively.

12.	No Preemptive Rights.
No holder of Series A Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into, or carrying a right to subscribe to or acquire, any such shares.

13.	No Other Rights.
The Series A Preferred Shares shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Articles of Incorporation or as may be provided by law.
[Remainder of this Page Intentionally Left Blank]IN WITNESS WHEREOF, Altisource Asset Management Corporation has caused this Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this 17th day of March, 2014.
Altisource Asset Management Corporation

By: /s/ Ashish Pandey
Name: Ashish Pandey
Title: Chief Executive Officer